Exhibit 4

Isidora Goyenechea 3477, piso 19 Las Condes, Santiago 7550106 Chile

Telephone	(+56-2) 2472-7000
Fax	(+56-2) 2472-7001
Direct Dial	(+56-2) 2472-7007

Santiago, July 2, 2019

The Republic of Chile

Ministry of Finance

Teatinos 120, piso 12

Santiago

Chile

Re.:	€ 861,000,000 principal amount of the Republic’s 0.830 % Notes due 2031

Ladies and Gentlemen:

We have acted as special Chilean counsel to the Republic of Chile (the “Republic”) in connection with the Republic’s offering, pursuant to registration statement (No. 333-222495) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) of € 861,000,000 aggregate principal amount of the Republic’s 0.830% Notes due 2031 (the “Notes”) issued pursuant to an indenture dated as of December 12, 2014 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture dated as of May 27, 2015 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”) between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”). Such Registration Statement, as of June 17, 2019, the date on which the most recent Form 18-K/A was filed as an amendment thereto, insofar as it relates to the Notes (as determined for purposes of Rule 430B(f)(2) under the Securities Act), but excluding the documents incorporated by reference therein, are herein called the “Registration Statement”; the related prospectus dated January 25, 2018, included in the Registration Statement as filed with the Commission, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus”; the related preliminary prospectus supplement dated June 25, 2019, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement”; and the related prospectus supplement dated June 25, 2019, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement”. The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus”.

In arriving at the opinion expressed below, we have reviewed the following documents:

a)	the Registration Statement and the Final Prospectus;

b)	the Indenture;

c)	the Authorization executed by the Republic of Chile dated July 2, 2019 (the “Authorization”), pursuant to which the terms of the Notes were established;

d)	a facsimile copy of the Notes, in global form as executed by Chile and authenticated by the Trustee; and

e)

all the relevant provisions of the Constitution of Chile and all relevant laws and orders of Chile, including but not limited to the following (copies and translations of which are attached as Exhibit A to this opinion):

(i)	Articles 32, number 6; 63, numbers 7 and 8; and 65, paragraph 4, number 3 of the Constitution of the Republic of Chile of 1980, as amended;

(ii)	Article 3 of Law No. 21,125 (the “2019 Budget Law”), published in the Official Gazette on December 28 2018;

(iii)	Articles 45, 46, 47, 47 bis and 48 of Decree Law 1,263 of November 21, 1975;

(iv)	Decree Law 2,349 of October 13, 1978;

(v)	Supreme Decree No. 195 dated March 4, 2019 of the Ministry of Finance of the Republic and published in the Official Gazette on May 2, 2019;

(vi)	Oficio Ordinario No. 1164 date June 12, 2019 of the Minister of Finance of the Republic of Chile; and

(vii)	All such other documents, instruments and rules as we have deemed necessary as a basis for the opinion hereinafter expressed.

We have assumed for purposes of this opinion: (i) that the Trustee has adequate power, authority and legal right to enter into the Indenture, to execute the documents and take the actions to be executed and taken thereunder, including the authentication of the Notes; (ii) the authenticity of all documents examined by us (and the completeness of and conformity to the originals of any copies thereof submitted to us) and the genuineness of all signatures; and (iii) that the Notes and the Indenture, and any other related agreement or document that is stated to be governed by and construed in accordance with New York law, has been duly authorized, executed and delivered pursuant to New York law.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that under and with respect to the present laws and regulations of Chile, the Notes have been duly executed and delivered by the Republic and constitute valid and legally binding obligations of the Republic.

In rendering this opinion we have relied, without independent investigation, (i) to the extent this opinion involves any matter of United States Federal and New York law, upon the opinion of Cleary Gottlieb Steen & Hamilton LLP, special U.S. counsel to the Republic, dated as of even date herewith and included as an exhibit to the Amendment No. 3 to the Republic’s Annual Report on Form 18-K/A for the Fiscal Year ended December 31, 2018 (the “Amendment”); and (ii) as to matters of fact, to the extent we have deemed proper, on certificates of officers of the Republic and certificates or other written statements of Chilean officials having custody of relevant documents.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to our name under the caption “Validity of the Securities” in the Base Prospectus and “Validity of the Notes” in the Final Prospectus Supplement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

MORALES & BESA LTDA.

By:	/s/ Guillermo Morales, a Partner
Guillermo Morales, a Partner

EXHIBIT A

To the the post effective opinion letter to The Republic of Chile dated July 2, 2019 by Morales & Besa Ltda.

The following are the most relevant provisions contained in the Constitution of Chile and the laws and regulations that govern the incurrence of public indebtedness by the Republic of Chile, together with their respective English translations, as such are referred to in the post effective opinion letter to The Republic of Chile dated July 2, 2019 by Morales & Besa Ltda., special Chilean Counsel to the Republic of Chile.

I.	CONSTITUCIÓN POLÍTICA DE LA REPÚBLICA DE CHILE
CONSTITUTION OF THE REPUBLIC OF CHILE

II.	LEY N° 21,125 LEY DE PRESUPUESTOS PARA EL SECTOR PÚBLICO, CORRESPONDIENTE AL AÑO 2019
LAW No. 21,125 – 2019 PUBLIC SECTOR BUDGET LAW

III.	DECRETO LEY Nº 1.263 DE 1975 – DECRETO LEY ORGÁNICO DE ADMINISTRACIÓN FINANCIERA DEL ESTADO.
DECREE LAW No. 1,263 OF 1975 – FINANCIAL ADMINISTRATION OF THE REPUBLIC

IV.	DECRETO LEY Nº 2.349 DE 1978 – ESTABLECE NORMAS SOBRE CONTRATOS INTERNACIONALES PARA EL SECTOR PÚBLICO.
DECREE LAW No. 2,349 OF 1978 – RULES REGARDING INTERNATIONAL CONTRACTS FOR STATE SECTOR.

V.	DECRETO SUPREMO N° 195 DE 2019 – AUTORIZA EMISIÓN DE VALORES REPRESENTATIVOS DE DEUDA PÚBLICA DIRECTA DE LARGO PLAZO Y SU COLOCACIÓN EN EL MERCADO EXTERNO.
SUPRIME DECREE No. 195 OF 2019 – AUTHORIZES ISSUANCE OF SECURITIES REPRESENTING DIRECT LONG TERM PUBLIC INDEBTEDNESS AND ITS PLACEMENT ABROAD

VI.	OFICIO ORDINARIO Nº 1164 DEL 12 DE JUNIO, 2019 DEL MINISTERIO DE HACIENDA DE LA REPUBLICA DE CHILE
OFICIO ORDINARIO No. 1164 DATED JUNE 12, 2019 OF THE MINISTER OF FINANCE OF THE REPUBLIC OF CHILE.

CONSTITUCIÓN POLÍTICA DE LA REPÚBLICA DE CHILE

“…

Artículo 32.- Son atribuciones especiales del Presidente de la República:

…

6º.- Ejercer la potestad reglamentaria en todas aquellas materias que no sean propias del dominio legal, sin perjuicio de la facultad de dictar los demás reglamentos, decretos e instrucciones que crea convenientes para la ejecución de las leyes;

…

Artículo 63.- Sólo son materias de ley:

…

7)    Las que autoricen al Estado, a sus organismos y a las municipalidades, para contratar empréstitos, los que deberán estar destinados a financiar proyectos específicos. La ley deberá indicar las fuentes de recursos con cargo a los cuales deba hacerse el servicio de la deuda. Sin embargo, se requerirá de una ley de quórum calificado para autorizar la contratación de aquellos empréstitos cuyo vencimiento exceda del término de duración del respectivo período presidencial.

Lo dispuesto en este número no se aplicará al Banco Central;

8)    Las que autoricen la celebración de cualquier clase de operaciones que puedan comprometer en forma directa o indirecta el crédito o la responsabilidad financiera del Estado, sus organismos y de las municipalidades.

Esta disposición no se aplicará al Banco Central;

…

Artículo 65.- [Inciso 4º]

Corresponderá, asimismo, al Presidente de la República la iniciativa exclusiva para:

3º.- Contratar empréstitos o celebrar cualquiera otra clase de operaciones que puedan comprometer el crédito o la responsabilidad financiera del Estado, de las entidades semifiscales, autónomas, de los gobiernos regionales o de las municipalidades, y condonar, reducir o modificar obligaciones, intereses u otras cargas financieras de cualquier naturaleza establecidas en favor del Fisco o de los organismos o entidades referidos;

…”

Free English Translation

CONSTITUTION OF THE REPUBLIC OF CHILE

“…

Article 32.- The following are special powers vested on the President of the Republic:

…

6°.-    The exercise of regulatory Powers in all such matters not included within the legal domain; provided, however, that he will have the ability to issue all other regulations, decrees and instructions as he deem convenient for the due execution of the laws;

…

Article 63.- It is reserved to the law:

…

7)    Those that authorize the State, its bodies and the Municipalities to contract loans that shall have the purpose to finance specific projects. The law must indicate the sources of the funds out of which the debt should be served. However, the contracting of loans the maturity date of which exceeds the duration of the term of the respective presidential period shall require authorization by virtue of a law passed by a qualified quorum.

The provisions of this number shall not apply to the Central Bank;

8)    Those that authorize any type of transaction which may, directly or indirectly, affect the credit or the financial responsibility of the State, its bodies and the Municipalities.

The provisions of this number shall not apply to the Central Bank;

…

Article 65.- [paragraph 4]

…

The President of the Republic shall also have the exclusive [legislative] initiative for:

3.-    Contracting loans or enter into any other transactions which may affect the public financial credit or the financial responsibility of the public, semipublic, autonomous agencies or municipalities, and cancel, reduce or amend obligations, interest provisions or other financial undertakings of any nature, established on behalf of the Republic (Fisco) or of the above mentioned entities or agencies;”

…”

II.	LEY N° 21,125- LEY DE PRESUPUESTOS PARA EL SECTOR PÚBLICO CORRESPONDIENTE AL AÑO 2019

(Diario Oficial de 28 de diciembre de 2018)

“…

Artículo 3°.- Autorízase al Presidente de la República para contraer obligaciones, en el país o en el exterior, en moneda nacional o en monedas extranjeras, hasta por la cantidad de US$7.000.000 miles que, por concepto de endeudamiento, se incluye en los Ingresos Generales de la Nación.

Autorízasele, además, para contraer obligaciones, en el país o en el exterior, hasta por la cantidad de US$ 1.000.000 miles o su equivalente en otras monedas extranjeras o en moneda nacional.

Para los fines de este artículo, se podrá emitir y colocar bonos y otros documentos en moneda nacional o extranjera, los cuales podrán llevar impresa la firma del Tesorero General de la República. La parte de las obligaciones contraídas en virtud de esta autorización que sea amortizada dentro del ejercicio presupuestario 2019 y aquéllas que se contraigan para efectuar pago anticipado total o parcial de deudas constituidas en ejercicios anteriores, deducidas las amortizaciones incluidas en esta ley para el año 2019, no serán consideradas en el cómputo del margen de endeudamiento fijado en los incisos anteriores.

No se imputarán a la suma de las cantidades señaladas en los incisos primero y segundo de este artículo, las obligaciones que se contraigan para solventar el pago de bonos de reconocimiento a que alude el artículo tercero transitorio del Decreto Ley Nº 3.500, de 1980, hasta por un monto del equivalente a US$ 1.000.000 miles.

La autorización que se otorga al Presidente de la República será ejercida mediante decretos supremos expedidos a través del Ministerio de Hacienda, en los cuales se identificará el destino específico de las obligaciones que se contraigan, indicando las fuentes de recursos con cargo a los cuales debe hacerse el servicio de la deuda. Copia de estos decretos serán enviados a las Comisiones de Hacienda del Senado y de la Cámara de Diputados dentro de los quince días siguientes al de su total tramitación.

…”

Free English Translation:

LAW No. 21,125 – 2019 PUBLIC SECTOR BUDGET LAW

(Published in the Official Gazette of December 28, 2018)

Article 3rd.– The President of the Republic is hereby authorized to contract debt obligations in Chile or abroad up to the amount of US$7,000,000,000 or the equivalent thereof in other foreign currencies or in domestic currency, which, for the purposes of indebtedness, shall be included in the General Revenues of the Nation.

The President is also authorized to contract debt obligations in Chile or abroad up to the amount of US$1,000,000,000 or its equivalent in other foreign currency or Chilean currency.

For purposes of this article, (the authorization covers) the issuance and placement of bonds and other instruments denominated in domestic or foreign currency, which instruments may bear the printed signature of the Treasurer General of the Republic. The portion of the obligations incurred pursuant to this authorization which is repaid within the budget year 2019 and those incurred for the prepayment of indebtedness’ incurred in prior years, after deducting amortizations provided for in this law for the year 2019, will not be considered in the computation of the indebtedness margin established in the preceding paragraphs.

Obligations incurred up to the amount of US$1,000,000,000 for the payment of the (social security) reconnaissance bonds referred to in the third transitory article of Decree Law No. 3,500 will not be imputed to the sum of the amounts referred to in paragraphs 1 and 2 above.

The President of the Republic shall exercise the authorization granted herein by issuing one or more supreme decrees through the Ministry of Finance (Ministerio de Hacienda), which will indicate the specific end use of the obligations to be assumed and the source of the funding to service the debt. A copy of these decrees will be sent to each of the Senate’s and the House of Representatives’ Finance Committees within fifteen days following their final issuance.

…”

III.	DECRETO LEY Nº 1.263 DE 1975 – DECRETO LEY ORGÁNICO DE ADMINISTRACIÓN FINANCIERA DEL ESTADO.

(Diario Oficial de 18 de noviembre de 1975 y modificaciones posteriores)

“…

TÍTULO IV

Del Crédito Público

…

Artículo 45°.- En las obligaciones que contraiga el Fisco, el Tesorero General de la República deberá suscribir los títulos de créditos fiscales.

Los títulos referidos que deban firmarse en el exterior, podrán ser suscritos por el funcionario que designe el Presidente de la República, en remplazo del Tesorero General.

Artículo 46º.- El Contralor General de la República refrendará todos los documentos de deuda pública que se emitan.

Ningún documento de deuda pública será válido sin la refrendación del Contralor General de la República o de otro funcionario o institución que, a propuesta de él, designe el Ejecutivo.

La Contraloría General de la República llevará la contabilización de toda la deuda pública.

Artículo 47º.- El Estado puede colocar los títulos de la deuda pública en el mercado de capitales directamente, por medio de la Tesorería General de la República, o en forma indirecta, mediante la colocación a través de agentes o consorcios financieros nacionales o extranjeros tales como bancos comerciales, bolsas de comercio u otras.

Podrá establecerse el pago de una comisión por la colocación de estos títulos.

Artículo 47º BIS.- En la emisión de bonos y otros valores representativos de deuda pública que emita el Estado, el Ministerio de Hacienda, mediante decreto supremo cumplido bajo la fórmula “Por orden del Presidente de la República”, podrá disponer que tales bonos o valores sean emitidos sin la obligación de imprimir títulos o láminas físicas que evidencien la deuda pública correspondiente. El decreto supremo señalado precedentemente deberá indicar, para una o más emisiones determinadas, o en general, para todas las emisiones, las reglas, requisitos y demás modalidades necesarias para hacer valer los derechos emanados de los bonos o valores emitidos en la forma antes señalada, incluyendo el procedimiento requerido para transferirlos.

En caso que los bonos o valores se emitan en la forma señalada en el inciso anterior, la suscripción por el Tesorero General de la República y la refrendación del Contralor General de la República, exigidas en los artículos 45 y 46 precedentes, deberá efectuarse en una réplica o símil de los bonos o valores emitidos, quedando de esta forma y para todos los efectos legales, autorizada y refrendada la totalidad de los bonos o valores que integran la serie correspondientemente emitida y cuyos términos y condiciones serán idénticos a dicha réplica.

De la misma manera, tratándose de emisiones de bonos y valores efectuadas en la forma establecida en los incisos precedentes, el emisor deberá mantener un registro de anotaciones en cuenta a favor de los tenedores de los correspondientes valores representativos de la deuda pública. La mantención del mencionado registro podrá ser contratada con un tercero, en la forma que indique el decreto supremo a que se refiere el inciso primero.

Artículo 48.- El servicio de la deuda pública estará constituido por la amortización del capital, el pago de los intereses, comisiones y otros cargos que eventualmente puedan haberse convenido. El Estado podrá rescatar los títulos de la deuda pública que haya emitido, directamente por medio de la Tesorería General de la República o en forma indirecta, a través de agentes o consorcios financieros nacionales o extranjeros, tales como bancos comerciales, bolsas de comercio u otras. Podrá establecerse el pago de una comisión por el rescate de estos títulos. El precio de rescate de un título de la deuda pública podrá ser igual, inferior o superior a su valor par, según las condiciones que predominen en los mercados financieros nacionales o extranjeros. Para estos efectos, el valor par de un título a una fecha determinada será igual al capital más los reajustes e intereses devengados a esa fecha.

…”

Free English Translation

DECREE LAW No. 1,263 OF 1975

FINANCIAL ADMINISTRATION OF THE REPUBLIC

(Published in the Official Gazette of November 18, 1975, as amended)

“…

TITLE IV

Public Credit

…

Article 45.- The Treasurer General of the Republic (Tesorero General de la República) shall execute the credit instruments that evidence the indebtedness of the Republic.

If such instruments ought to be executed abroad an official designated by the President of the Republic may execute them for and on behalf of the Treasurer General of the Republic.

Article 46.- The Comptroller General of the Republic (Contralor General de la República) shall authenticate (“refrendar”) all such debt instruments that may be issued by the Republic.

No document purporting to evidence public indebtedness shall be valid as such if it is not authenticated by the Comptroller General of the Republic or such other public official or institution appointed by the Executive upon the proposition of the Comptroller General.

The Office of the Comptroller General shall keep the accounting of all the indebtedness of the Republic.

Article 47.- The Republic can place its debt instruments in the capital markets either directly, through the Treasury of the Republic, or indirectly, through its placement by national or international financial agents or consortia such as commercial banks, stock exchanges or others.

The State may pay a commission for the placement of its debt.

Article 47 BIS.- The Ministry of Finance may approve, by means of Supreme Decree complied with and signed by using the “Upon Order of the President of the Republic”, that bonds or other securities representing public debt be issued without the obligation of being evidenced in printed securities or physical sheets. Such supreme decree shall contain the rules, requirements and terms and conditions needed to exercise the rights arising therefrom, including provisions on transfer, which will apply to one or more precise issuances or in general, to all issuances,

If the bonds or securities are issued in accordance with the prior paragraph, the execution by the Treasurer General of the Republic (Tesorero General de la República) and the authentication (refrendación) by the Comptroller General of the Republic, required pursuant to Articles 45 and 46 above shall be made in a replica or facsimile of the issued bonds or securities, thereby the whole series of bonds or securities being issued becoming authorized and authenticated by the Comptroller General of the Republic in identical terms and conditions than those of such replica.

Likewise, the issuer shall keep a book entry system for the benefit of the holders of the securities representing public debt, which may be carried out by a third party as provided in the corresponding supreme decree.

Article 48.- The public debt service shall consist of capital amortization, payment of interest, fees and other charges eventually agreed. The State may redeem the public debt securities it has issued, directly through the General Treasury of the Republic or indirectly, through agents or national or international financial consortiums, such as commercial banks, stock exchanges or others. A payment of a fee may be established for the redemption of these titles. The redemption price of a public debt security may be equal, lower or higher than its par value, according to the conditions prevailing in the foreign or domestic financial markets. To these effects, the par value of a security on a determined date shall be equal to its principal plus interests and adjustments”.

…”

IV.	DECRETO LEY Nº 2.349 DE 1978 – ESTABLECE NORMAS SOBRE CONTRATOS INTERNACIONALES PARA EL SECTOR PÚBLICO.

(Diario Oficial de 28 de octubre de 1978 y modificaciones posteriores)

“…

Artículo 1º.- Decláranse válidos los pactos destinados a sujetar al derecho extranjero los contratos internacionales, cuyo objeto principal diga relación con negocios u operaciones de carácter económico o financiero, celebrados o que se celebren por organismos, instituciones o empresas internacionales o extranjeras que tengan el centro principal de sus negocios en el extranjero, con el Estado de Chile o sus organismos, instituciones o empresas.

Son igualmente válidas las estipulaciones por las cuales se haya sometido o se sometan diferendos derivados de tales contratos a la jurisdicción de tribunales extranjeros, incluyendo tribunales arbitrales previstos en mecanismos de arbitraje preestablecidos o en el respectivo contrato, como también las estipulaciones por las que se haya fijado o se fije domicilio especial y se haya designado o se designe mandatario en el extranjero para los efectos del contrato.

Lo dispuesto en los incisos anteriores igualmente es aplicable a los actos y contratos por los cuales el Estado de Chile o sus organismos, instituciones y empresas, hayan otorgado u otorguen, en cualquier forma, su garantía a terceros en los contratos a que se refiere el inciso primero.

En virtud del sometimiento a la jurisdicción de un tribunal extranjero, cesará el derecho a invocar la inmunidad de jurisdicción, a menos de estipulación expresa en contrario.

Artículo 2º.- Declárase que el Estado de Chile y sus organismos, instituciones o empresas, podrán renunciar a la inmunidad de ejecución en los contratos referidos en el artículo anterior. Con todo, tal renuncia se entenderá limitada al cumplimiento de sentencias recaídas en litigios derivados del contrato específico en que ella se haya convenido. Tratándose de organismos, instituciones y empresas con personalidad jurídica distinta a la del Estado, la renuncia afectará exclusivamente los bienes del dominio de la entidad contratante.

La renuncia pactada en los contratos a que se refiere este artículo, celebrados con anterioridad a la vigencia de este decreto ley, se entenderá válida con las mismas limitaciones señaladas en el inciso anterior.

Artículo 3º.- Para los efectos de este decreto ley, se entenderá por organismos, instituciones y empresas del Estado, todo servicio público, institución fiscal o semifiscal, centralizada o descentralizada, empresa del Estado y, en general, todo organismo autónomo creado por ley como, asimismo, toda empresa, sociedad o entidad pública o privada en que el Estado o sus empresas, sociedades o instituciones, centralizadas o descentralizadas, tengan aportes de capital, representación o participación superiores al 50% del capital social, aun cuando se exija norma expresa para aplicarles las disposiciones legales del sector público.

Artículo 4º.- Para que los contratos y estipulaciones indicados en los artículos 1° y 2° convenidos con posterioridad a la vigencia del presente decreto ley, queden regidos por sus disposiciones, será necesario que la sumisión al derecho extranjero o a tribunales extranjeros, el señalamiento de domicilio, la designación de mandatario en el extranjero y la renuncia a la inmunidad de ejecución, cuenten con la autorización del Presidente de la República, dada mediante decreto del Ministerio de Hacienda. Se exceptúan de esta exigencia el Banco Central y el Banco del Estado de Chile.

El Presidente de la República podrá otorgar su autorización en general a determinados organismos, instituciones o empresas del Estado, o en particular para algunas clases de contrato. En todo caso, esta autorización no podrá concederse por un plazo superior a un año; pero podrá renovarse.

La autorización a que se refiere este artículo no excluye otras necesarias en razón de la naturaleza del contrato de que se trate.

Artículo 5º.- Sin perjuicio de la validez de las estipulaciones contenidas en actos o contratos ya celebrados, no valdrá renuncia alguna en cuanto a la inmunidad de ejecución respecto de los fondos, derechos y bienes que el Banco Central de Chile mantuviere en el extranjero, por cuenta propia, salvo que dicha renuncia se refiera a obligaciones contraídas por dicho Banco.

Artículo 6º.- No procederá renuncia alguna de inmunidad de ejecución respecto de los bienes inmuebles y del mobiliario destinados a mantener una misión diplomática o consular o la residencia del jefe de ellas.

No valdrá renuncia alguna de inmunidad de ejecución con respecto a bienes destinados a fines militares, tanto aquellos que sean propiamente de carácter militar como aquellos que se encuentren bajo el control de una autoridad militar o agencia de defensa.

Artículo 7º.- Las estipulaciones contenidas en los artículos 1º y 2º no podrán pactarse en los contratos que se celebren en conformidad al decreto ley número 600, de 13 de Julio de 1974, y sus modificaciones.

Asimismo, no procederán en los contratos que se celebren sobre concesiones de bienes fiscales, ni en los actos o contratos que celebren los organismos, instituciones o empresas del Estado de Chile, cuando la legislación particular por la cual se rijan excluya en forma expresa la sumisión a la ley o tribunal extranjeros, o disponga que los diferendos que de ellos deriven deban ser sometidos a la ley chilena o a tribunales nacionales.

Artículo 8º.- La designación de mandatarios especiales a que se refiere el artículo 1° sólo podrá recaer, en el futuro, en un cónsul chileno general o particular o de distrito, en alguna agencia u oficina de organismos, instituciones o empresas del Estado de Chile con sede en el extranjero, o en el representante legal de dicha agencia u oficina.

Artículo 9º.- Cualquier Estado extranjero y sus organismos, instituciones y empresas podrán impetrar en Chile la inmunidad de jurisdicción y de ejecución, según el caso, en los mismos términos y con igual amplitud e idénticas excepciones como la reconociere su propia legislación en favor del Estado de Chile o de sus organismos, instituciones y empresas.

Artículo 10º.- Sustitúyese el N° 3 del artículo 245 del Código de Procedimiento Civil, por el siguiente:

“3.- Que la parte en contra de la cual se invoca la sentencia haya sido debidamente notificada de la acción. Con todo, podrá ella probar que, por otros motivos, estuvo impedida de hacer valer sus medios de defensa.”

Artículo 11º.- Declárase que las operaciones de crédito con el exterior, pactadas con instituciones o empresas bancarias o financieras, extranjeras o internacionales, han estado y estarán sometidas, en cuanto a estipulaciones sobre intereses, comisiones, recargos, pago anticipado y demás condiciones financieras, a las modalidades usuales imperantes en el mercado externo de capitales, sin que les sean aplicables las disposiciones limitativas sobre la materia de la legislación nacional.

Se presume que las condiciones contenidas en operaciones aprobadas por el Banco Central de Chile son las imperantes en el respectivo mercado externo de capitales.

…”

Free English Translation

DECREE LAW No. 2,349 OF 1978

RULES REGARDING INTERNATIONAL

CONTRACTS FOR STATE SECTOR

(Published in the Official Gazette of October 28, 1978, as amended)

“…

Article 1.- Stipulations that subject to a foreign governing law the international agreements, the main purpose of which are businesses or transactions of an economic or financial nature, that have been or will be executed between international or foreign entities, institutions or corporations whose main center of operations is located abroad and the Chilean State or its agencies, institutions or enterprises; are hereby declared valid.

Stipulations by which disputes arising out of such contracts have been or are submitted to the jurisdiction of foreign courts of arbitration contemplated in pre-established mechanisms of arbitration or in the respective contract, as well as stipulations by which special domiciles have been or are established and agents abroad have been or are designated for purposes of the contract; are likewise valid.

The above is also applicable to the acts and contracts by which the State of Chile or its organisms, institutions and enterprises have granted or grant, in any manner, its guarantee to the third parties in the contracts referred to in the first paragraph.

By the submission to the jurisdiction of a foreign court, the right to invoke immunity from jurisdiction will cease, unless in case of express stipulation to the contrary.

Article 2.- It is declared that the State of Chile, its organisms, institutions or enterprises, may waive immunity from execution in the contracts referred to in the previous article.

However, such waiver will be limited to the enforcement of judgments obtained in lawsuits arising out of the specific contract in which said waiver has been given. In the case of organisms, institutions and enterprises with a legal personality separate from that of the State, the waiver will only affect assets belonging to them.

Waivers stipulated in the contracts referred to in this article that have been executed prior to this decree law will be valid with the same limitations indicated in the previous paragraph.

Article 3.- For the purposes of this decree law, organisms, institutions and companies of the State shall mean every public service, fiscal or semi-fiscal institution, centralized or decentralized, state-owned company, and in general, every autonomous organism created by law, as every enterprise, society or entity, public or private in which the State, its companies, societies or institutions, centralized or decentralized, have equity contributions, representation or participation exceeding 50% of the outstanding capital, even in those cases in which an explicit norm is required to apply to them public sector regulations.

Article 4.- In order that contracts and stipulations indicated in article 1 and 2 executed subsequently to this decree law be governed by its provisions, it will be necessary that the submission to foreign law or to foreign courts, the establishment of domicile, the designation of agents abroad and the waiver of domicile, the designation of agents abroad and the waiver of immunity from execution be authorized by the President of the Republic by decree of the Ministry of Finance. The Central Bank of Chile and the State Bank of Chile (Banco del Estado de Chile) are exempted from these requirements.

The President of the Republic may grant his authorization generally to certain state organisms, institutions or enterprises, or particularly for certain kinds of agreements.

In any event, this authorization may not be granted for a term of over one year, but it may be renewed.

The authorization referred to in this article does not exclude other authorizations that may be necessary in consideration of the nature of the contract in question.

Article 5.- Notwithstanding the validity of stipulations contained in acts and contracts already executed, no waiver regarding the funds, rights and property held by the Central Bank abroad will be valid, unless such waiver refers to obligations acquired by such Bank.

Article 6.- No waiver to immunity of execution shall be granted regarding the movable property and furniture of diplomatic or consular missions or the residence of the chief of any of them.

No waiver of immunity from execution shall be valid with respect to property destined to military purposes, including both military property of an inherently military character and property that is under the control of a military authority or defense agency.

Article 7.- Stipulations contained in articles 1° and 2° herein shall not be agreed in contracts executed under the provisions of Decree Law N° 600, of July 13, 1974, an its amendments.

Likewise, they will not be agreed in contracts of concession of fiscal property, nor in acts or contracts executed by organisms, institutions or companies of the Chilean State, when particular legislation by which they are construed expressly excludes the submission of foreign law or courts, or dictates that disputes originates from them shall be submitted to Chilean law or Chilean Courts.

Article 8.- In the future, the appointment of special representatives referred to in article 1º shall only be to a Chilean general consul, or particular, or of a district, to some agency or office of organisms, institutions, or companies of the Chilean State with seat abroad, or to the legal representative of such agency or office.

Article 9.- Any foreign State and its organisms [agencies], institutions and enterprises may call for immunity of jurisdiction and execution in Chile, as the case may be, in the same terms and amplitude and identical exceptions as recognized by its own legislation in favor of the Chilean State, or of its organisms, institutions or companies.

Article 10.- Article 245 Nº 3 of the Civil Procedure Code is substituted by the following:

“3. That the party against which the sentence is being invoked has been duly served of the lawsuit. However, he may prove that, for different motives, he was prevented from assuming his defense.”

Article 11.- It is declared that all foreign loan operations, agreed with institutions or banking or finance companies, foreign or international, are and will continue to be submitted, regarding stipulations about interest, commissions, surcharges, prepayments and other financial conditions, to the terms prevailing in foreign capital markets, without being applicable to them the restrictive regulations provided for this matter in national legislation.

It is deemed that conditions contained in operations approved by the Central Bank are prevailing in the respective foreign capital market”

…”

V.	DECRETO SUPREMO N°195, DE 2019 – AUTORIZA LA EMISIÓN DE DEUDA PÚBLICA DIRECTA DE LARGO PLAZO Y SU COLOCACIÓN EN EL MERCADO EXTERNO.

AUTORIZA EMISIÓN DE VALORES REPRESENTATIVOS DE DEUDA PÚBLICA DIRECTA DE LARGO PLAZO Y SU COLOCACIÓN EN EL MERCADO EXTERNO.

SANTIAGO, 04 MARZO 2019

DECRETO Nº    195

VISTOS:

Lo dispuesto en el artículo 32 número 6 de la Constitución Política de la República; en el artículo 3º de la Ley Nº 21.125; los artículos 45, 46, 47 y 47 bis del Decreto Ley Nº 1.263, de 1975; en el Decreto Ley Nº 2.349, de 1978; en el artículo 2 numeral 4 del Decreto con Fuerza de Ley Nº 1, de 1994, del Ministerio de Hacienda; en el Decreto Supremo Nº 413, del 2018, del Ministerio del Interior y Seguridad Pública; y, en la Resolución Nº 1.600, de 2008, de la Contraloría General de la República.

CONSIDERANDO:

1.- Que, en virtud del artículo 3º de la Ley Nº 21.125, el Presidente de la República se encuentra autorizado para contraer obligaciones, en el país o en el exterior, en moneda nacional o en monedas extranjeras, hasta por las cantidades que allí se indica.

2.- Que, conforme al mismo precepto legal, la parte de las obligaciones que se contraiga para efectuar el pago anticipado total o parcial de obligaciones contraídas en ejercicios anteriores, no será considerada en el cómputo del margen de endeudamiento fijado en dicha ley.

3.- Que, el objetivo de la emisión de valores representativos de deuda pública directa de largo plazo, es la obtención de los recursos necesarios que permitan asegurar el financiamiento del presupuesto de la Nación para el año 2019.

DECRETO:

Artículo 1º.- Autorízase al Ministro de Hacienda y al Cónsul General de Chile en Nueva York para que, indistintamente, representen al Fisco de la República de Chile (en adelante, la “República de Chile”), en la emisión y colocación de bonos en los mercados externos, denominados y pagaderos en dólares de los Estados Unidos de América (en adelante, “Dólares USA” o “US$”); y/o denominados y pagaderos en euros, moneda de algunos países de la Unión Europea (en adelante, “Euro” o “€”), conforme a las disposiciones de este decreto; y en el pago anticipado total o parcial de obligaciones contraídas en ejercicios anteriores.

El monto agregado total máximo de las emisiones autorizadas por el presente decreto será de hasta dos mil quinientos millones de Dólares USA (US$2.500.000.000). Del total emitido bajo esta autorización, un máximo de hasta el equivalente a mil millones de Dólares USA (US$1.000.000.000) podrá utilizarse para efectuar el pago anticipado total o parcial (en adelante, la “Recompra”) de una o más series de los bonos anteriormente emitidos por la República de Chile, que se detallan a continuación:

i)

Serie de bonos denominados en Dólares USA, emitidos con fecha 5 de agosto de 2010 y con vencimiento el 5 de agosto de 2020, por un monto de capital de mil millones de Dólares USA (US$1.000.000.000), en virtud del Decreto Supremo Nº 567, de 2010, del Ministerio de Hacienda (en adelante, el “DS 567”);

ii)

Serie de bonos denominados en Dólares USA, emitidos con fecha 14 de septiembre de 2011 y con vencimiento el 14 de septiembre de 2021, por un monto de capital de mil millones de Dólares USA (US$1.000.000.000), en virtud del Decreto Supremo Nº 1.195, de 2011, del Ministerio de Hacienda;

iii)

Serie de bonos denominados en Dólares USA, emitidos con fecha 30 de octubre de 2012 y con vencimiento el 30 de octubre de 2022, por un monto de capital de setecientos cincuenta millones de Dólares USA (US$750.000.000), en virtud del Decreto Supremo Nº 1.035, de 2012, del Ministerio de Hacienda (en adelante, el “DS 1.035”);

iv)

Serie de bonos denominados en Dólares USA, emitidos con fecha 30 de octubre de 2012 y con vencimiento el 30 de octubre de 2042, por un monto de capital de setecientos cincuenta millones de Dólares USA (US$750.000.000), en virtud del DS 1.035;

v)

Serie de bonos denominados en Dólares USA, emitidos con fecha 12 de diciembre de 2014 y con vencimiento el 27 de marzo de 2025, por un monto de capital de mil sesenta millones ciento treinta y un mil Dólares USA (US$1.060.131.000), en virtud de los Decretos Supremos Nºs 1.857 y 1.858, ambos de 2014, del Ministerio de Hacienda;

vi)

Serie de bonos denominados en Dólares USA, emitidos con fecha 21 de enero de 2016 y con vencimiento el 21 de enero de 2026, por un monto de capital de mil trescientos cuarenta y nueve millones ciento veintidós mil Dólares USA (US$1.349.122.000), en virtud del Decreto Supremo Nº 1.979, de 2015, del Ministerio de Hacienda;

vii)

Serie de bonos denominados en Dólares USA, emitidos con fecha 21 de junio de 2017 y con vencimiento el 21 de junio de 2047, por un monto de capital de mil quinientos cuarenta y un millones ochocientos treinta y un mil Dólares USA (US$1.541.831.000), en virtud del Decreto Supremo Nº 379, de 2017, del Ministerio de Hacienda;

viii)

Serie de bonos denominados en Dólares USA, emitidos con fecha 6 de febrero de 2018 y con vencimiento el 6 de febrero de 2028, por un monto de capital de dos mil millones de Dólares USA (US$2.000.000.000), en virtud del Decreto Supremo Nº 2, de 2018, del Ministerio de Hacienda;

ix)

Serie de bonos denominados en pesos, moneda corriente de curso legal en Chile (en adelante, “Pesos”) emitidos con fecha 5 de agosto de 2010 y con vencimiento el 5 de agosto de 2020, por un monto de capital de doscientos setenta y dos mil doscientos noventa y cinco millones de Pesos ($272.295.000.000), en virtud del DS 567.

Sin perjuicio de lo anterior, las operaciones autorizadas por el presente decreto no podrán superar la cantidad de mil quinientos millones de Dólares USA (US$1.500.000.000), por concepto de margen de endeudamiento, a que se refiere el artículo 3º de la Ley de Presupuestos.

Para el cálculo de la equivalencia en Dólares USA del monto a emitir en bonos denominados en Euros, se utilizará la paridad vigente a la fecha del presente decreto, del Euro en relación al Dólar USA, publicada en el Diario Oficial por el Banco Central de Chile, de acuerdo con lo establecido en el artículo 44 del artículo primero de la Ley Nº 18.840, Orgánica Constitucional del Banco Central de Chile.

Una vez concluidas las operaciones de colocación y Recompra, el Ministro de Hacienda oficiará la documentación respectiva que dé cuenta de los detalles de dicha operación a la Contraloría General de la República, con el propósito de que esta última corrobore el cumplimiento de los términos de la autorización contenidos en el presente decreto.

En uso de esta facultad, cualquiera de las autoridades antes mencionadas podrá celebrar, otorgar, ejecutar o suscribir todos los actos, contratos y documentos que sean necesarios para proceder a la emisión, registro, colocación, enajenación y pago anticipado de obligaciones de endeudamiento, así como para establecer cualquier otro aspecto requerido para llevar a cabo las operaciones de endeudamiento externo y Recompras que se autorizan, tales como: contrato o contratos de colocación, por el cual instituciones financieras se obligarán a colocar los bonos y, eventualmente, adquirirlos, y el contrato de agencia fiscal o sus modificaciones (fiscal agency agreement), o contrato de emisión o sus modificaciones (indenture) y otros contratos de agencia que, entre otros, regularán estas operaciones. Asimismo, podrán efectuar solicitudes de registro ante organismos administrativos en otras jurisdicciones, tal como la Securities and Exchange Commission de los Estados Unidos de América y/o bolsas de valores, que incluyan la emisión y colocaciones de bonos a que alude este decreto, y actualizaciones o modificaciones a las mismas o a las existentes. Además, podrán establecer y/o suscribir la documentación requerida en procesos de certificación internacional, que respalde la intención de realizar gastos en proyectos vinculados con la adaptación al cambio climático y la protección del medio ambiente, entre otros, por un monto equivalente a la emisión de los bonos que se autorizan bajo este decreto.

Artículo 2º.- Los recursos líquidos obtenidos para efectuar la Recompra se destinarán a cumplir obligaciones de la partida 50-01-04-34, Servicio de la Deuda Pública, específicamente al pago anticipado total o parcial de las series de bonos que se detallan en el artículo 1º de este decreto. Por su parte, el saldo de los recursos líquidos obtenidos en las operaciones autorizadas mediante este decreto, se destinarán a pagar los bonos de reconocimiento a que alude el artículo tercero transitorio del Decreto Ley Nº 3.500, de 1980, por el equivalente a mil millones de Dólares USA (US$1.000.000.000) y cumplir obligaciones de la partida 50-01-03-30, Adquisición de Activos Financieros.

Artículo 3º.- Las características y condiciones financieras del bono o bonos denominados en Dólares USA serán las siguientes:

a)	Emisor: República de Chile;

b)	Moneda y Expresión: Emitido y expresado en Dólares USA;

c)	Fecha de Emisión: Cualquier fecha desde la publicación del presente decreto en el Diario Oficial y hasta el 30 de diciembre de 2019;

d)	Modo y Fecha de Colocación: Una o más colocaciones durante el transcurso del año 2019;

e)	Precio de Colocación: El precio de colocación no podrá ser inferior al 90% de su valor par y será pagadero en Dólares USA;

f)	Amortización de Capital: El capital será amortizado en una sola cuota, por el monto total del capital suscrito, pagadera al vencimiento;

g)	Vencimiento: Hasta 40 años, contados desde la Fecha de Emisión;

h)	Tasa de Interés: No superior a 6% anual;

i)

Pago de Intereses: Semestral, al término de cada período de intereses, contado desde la Fecha de Emisión. Sin perjuicio de lo anterior, podrá pactarse que el primer pago de intereses se efectúe hasta nueve meses después de la Fecha de Emisión;

j)	Comisión de Colocación: Hasta un 0,1% sobre el monto total de los bonos suscritos, pagadera en Dólares USA, cantidad que será deducida de los recursos obtenidos de la colocación de los bonos;

k)

Otros Gastos: Conforme a lo establecido en el artículo 1º de este decreto, podrá convenirse el pago de otras obligaciones pecuniarias usuales para este tipo de operaciones en los mercados financieros internacionales, tales como intereses penales, compensaciones, comisión de agencia u otras, tarifa de registro ante organismos administrativos, tal como la Securities and Exchange Commission de los Estados Unidos de América y/o de alistamiento en bolsa de valores, clasificación de bonos y de riesgo-país; otros honorarios y reembolso de gastos que se irroguen con relación a esta emisión de bonos;

l)

Otros Términos y Condiciones: Los que se pacten en el contrato de agencia fiscal, contrato de emisión (indenture) y otros contratos de agencia o en el contrato de colocación suscritos conforme al artículo 1º de este decreto.

Artículo 4º.- Las características y condiciones financieras del bono o bonos denominados y pagaderos en Euros serán las siguientes:

a)	Emisor: República de Chile;

b)	Moneda y Expresión: Emitido y expresado en Euros;

c)	Fecha de Emisión: Cualquier fecha desde la publicación del presente decreto en el Diario Oficial y hasta el 30 de diciembre de 2019;

d)	Modo y Fecha de Colocación: Una o más colocaciones durante el transcurso del año 2019;

e)	Precio de Colocación: El precio de colocación no podrá ser inferior al 90% de su valor par y será pagadero en Euros;

f)	Amortización de Capital: El capital será amortizado en una sola cuota por el monto total del capital suscrito, pagadera al vencimiento;

g)	Vencimiento: Hasta 40 años, contados desde la Fecha de Emisión;

h)	Tasa de Interés: No superior a 6% anual;

i)

Pago de Intereses: Anual, al término de cada período de intereses, contado desde la fecha de emisión. Sin perjuicio de lo anterior, podrá pactarse que el primer pago de intereses se efectúe en un plazo distinto al primer año transcurrido desde la Fecha de Emisión;

j)	Comisión de Colocación: Hasta un 0,1% sobre el monto total de los bonos suscritos, pagadera en Euros, cantidad que será deducida de los recursos obtenidos de la colocación de los bonos;

k)

Otros Gastos: Conforme al procedimiento establecido en el artículo 1º de este decreto, podrá convenirse el pago de otras obligaciones pecuniarias usuales para este tipo de operaciones en los mercados financieros internacionales, tales como intereses penales, compensaciones, comisión de agencia u otras, tarifa de registro ante organismos administrativos, tal como la Securities and Exchange Commission de los Estados Unidos de América y/o de alistamiento en bolsa de valores, clasificación de bonos y de riesgo-país, otros honorarios y reembolso de gastos que se irroguen con relación a esta emisión de bonos;

l)

Otros Términos y Condiciones: Los que se pacten en el contrato de agencia fiscal, contrato de emisión (indenture) y otros contratos de agencia o en el contrato de colocación suscritos conforme al artículo 1º de este decreto.

Artículo 5º.- Los documentos que se otorguen en virtud de lo dispuesto en el artículo 1º de este decreto deberán, además, ser firmados por el Tesorero General de la República y refrendados por el Contralor General de la República, según corresponda, en virtud de lo dispuesto en los artículos 45 y 46 del Decreto Ley Nº 1.263, de 1975, o de la ley aplicable a los contratos referidos.

Autorízase al Cónsul General de Chile en Nueva York en virtud de lo establecido en el inciso segundo del artículo 45, así como el inciso segundo del artículo 46, ambos del Decreto Ley Nº 1.263, de 1975, para que en el evento que los contratos y documentos a que se refiere este decreto se otorguen o suscriban en el exterior y el Tesorero General de la República no concurra a su otorgamiento, suscriba u otorgue dichos contratos y documentos en su representación, y para que en representación del Contralor General de la República, proceda a su refrendación.

Artículo 6º.- Dispóngase que los bonos puedan ser emitidos sin impresión física, no afectándose por ello la calidad jurídica de los mismos ni su naturaleza como valores, sujetándose en todo a lo establecido en el artículo 47 bis del Decreto Ley Nº 1.263, de 1975, y a las siguientes reglas, las que constituyen la reglamentación requerida por el primer inciso de dicho artículo:

a)

La suscripción por el Tesorero General de la República y la refrendación del Contralor General de la República, exigidas en los artículos 45 y 46 del Decreto Ley Nº 1.263, de 1975, deberá efectuarse en una réplica o símil de los bonos o valores emitidos, quedando de esta forma y para todos los efectos legales, autorizada y refrendada la totalidad de los bonos o valores que integran la serie correspondientemente emitida y cuyos términos y condiciones serán idénticos a dicha réplica.

b)

Se facultará al agente fiscal en el respectivo contrato de agencia fiscal (fiscal agency agreement) o sus modificaciones, u otra institución actuando en contrato de emisión similar (indenture), o sus modificaciones, conforme a las normas que le sean aplicables, para mantener el registro a que se refiere el inciso final del artículo 47 bis del Decreto Ley Nº 1.263, de 1975.

c)

La adquisición inicial y posterior transferencia de los bonos, así como las modalidades necesarias para hacer valer los derechos emanados de los bonos que se emitan, se efectuará mediante los procedimientos que se pacten en los actos y contratos referidos en el artículo 1º.

Artículo 7º.- El Tesorero General de la República será el encargado de representar al Fisco de la República de Chile en la administración de esta emisión de deuda de largo plazo, estando especialmente facultado para, aunque no limitado a, ejecutar las siguientes funciones:

a)

Pagar los intereses, compensaciones, comisiones, honorarios y gastos que procedan de acuerdo a este decreto, en virtud del número 4 del artículo 2º del Decreto con Fuerza de Ley Nº 1, de 1994, del Ministerio de Hacienda; los que podrán ser deducidos de los recursos obtenidos de la colocación de los bonos autorizados por este decreto, y

b)

Rescatar los bonos a la fecha de su vencimiento, pudiendo celebrar acuerdos especiales para el rescate anticipado de los mismos. En este caso el rescate podrá hacerse en cualquier momento, en todo o en parte, a prorrata, sin premio ni sanción.

Lo anterior será efectuado por la Tesorería General de la República con cargo a los fondos que anualmente se consulten en el Programa Servicio de la Deuda Pública de la partida presupuestaria Tesoro Público de la Ley de Presupuestos del año correspondiente.

Artículo 8º.- Autorícese a las autoridades mencionadas en el artículo 1º de este decreto para que, de conformidad a las disposiciones del Decreto Ley Nº 2.349, de 1978, en los actos, contratos y documentos que digan relación con operaciones de endeudamiento, pago anticipado total o parcial de obligaciones contraídas en ejercicios anteriores, así como aquellos contratos complementarios necesarios para la ejecución de dichas operaciones y por el plazo de un año contado desde la fecha del presente decreto, acepten estipulaciones que establezcan que dichos contratos quedarán sometidos al derecho o a tribunales extranjeros. Igualmente, dichas estipulaciones podrán disponer la renuncia a la inmunidad de ejecución, el señalamiento de domicilio y la designación de mandatarios en el extranjero.

ANÓTESE, TÓMESE RAZÓN Y PUBLÍQUESE

SEBASTIÁN PIÑERA ECHENIQUE

PRESIDENTE DE LA REPÚBLICA

FELIPE LARRAÍN BASCUÑÁN

MINISTRO DE HACIENDA

Free English Translation

(Supreme Decree No.195 as published in the Official Gazette of May 2, 2019)

Quote

MINISTRY OF FINANCE – AUTHORISES THE ISSUANCE OF SECURITIES REPRESENTING DIRECT LONG TERM PUBLIC INDEBTEDNESS AND THEIR PLACEMENT IN THE EXTERNAL MARKET.

Number 195. – Santiago, 4th of March 2019.

Citations:

As set out in Article 32 number 6 of the Political Constitution of the Republic; in Article 3° of Law n° 21.125; Articles 45, 46, 47 and 47bis of Law Decree No. 1.263, from 1975; in the Law Decree No. 2.349, from 1978; in the Supreme Decree No. 413, from 2018, by the Minister of Internal Affairs and Public Security; and in Resolution No. 1.600, from 2008, by the General Comptroller of the Republic.

Whereas:

1.

By virtue of Article 3 of Law No. 21.125 [2019 national budget law], the President of the Republic is authorised to enter into obligations, both in Chile and abroad, in national or foreign currencies, up to the amounts indicated therein.

2.

In accordance with the same legal provision, the part of the obligations that are undertaken to ensure the total or partial prepayment of the obligations undertaken in previous years will not be considered when calculating the debt margin established in such law.

3.	The objective of the issuance of securities representing such direct long-term public indebtedness is to obtain the necessary resources to ensure the financing of the National Budget for year 2019.

It is hereby decreed:

Article 1°. – To authorize either the Minister of Finance or the Consul General of Chile in New York to represent the [Fisco de la República de Chile] (hereafter the “Republic of Chile”), in the issuance and placement of bonds in the external markets, denominated and payable in dollars of United States of America (hereafter “US Dollars” or “US$”); and/or denominated and payable in Euros, currency of some countries in the European Union (hereafter “Euros” or “€”), in accordance with the provisions of this decree; and in the total or partial prepayment of financial obligations undertaken in previous years.

The aggregate maximum amount of the issuances authorised hereunder shall be of up to two billion five hundred thousand million US Dollars (US$ 2,500,000,000). Of the total amount of bonds issued pursuant to this authorisation, a maximum of up to the equivalent to one billion US Dollars (US$ 1,000,000,000) will be used in the total or partial prepayment (hereafter the “Repurchase”) of one or more series of bonds previously issued by the Republic of Chile as listed herein below:

i)

US Dollar denominated bond series issued on August 5, 2010 and due on August 5, 2020, for a principal amount of one billion US Dollars (US$ 1,000,000,000), pursuant to supreme decree No. 567 of 2010 issued by the Ministry of Finance (hereinafter, the “DS 567”);

ii)

US Dollar denominated bond series issued on September 14, 2011 and due on September 14, of 2021, for a principal amount of one billion US Dollars (US$ 1,000,000,000), pursuant to supreme decree No. 1.195 of 2011 issued by the Ministry of Finance;

iii)

US Dollar denominated bond series issued on October 30, 2012 and due on October 30, 2022, for a principal amount of seven hundred and fifty million US Dollars (US$750,000,000), pursuant to supreme decree No. 1.035, of 2012, issued by the Ministry of Finance (hereafter the “SD 1.035”);

iv)

US Dollar denominated bond series issued on October 30, 2012 and due on October 30, 2042, for a principal amount of seven hundred and fifty million US Dollars (US$750,000,000), pursuant to supreme decree No. 1.035;

v)

US Dollar denominated bond series issued on December 12, 2014 and due on March 27, 2025, for a principal amount of one billion sixty million one hundred and thirty one thousand US Dollars (US$1,060,131,000), pursuant to supreme decrees No. 1,857 (hereinafter, the “DS 1,857”) and 1.858, both issued on 2014 by the Ministry of Finance;

vi)

US Dollar denominated bond series issued on January 12, 2016 and due on January 21, 2026, for a principal amount of one billion three hundred forty-nine million one hundred twenty-two thousand US Dollars (US$ 1,349,122,000), pursuant to supreme decree No. 1.979 of 2015 issued by the Ministry of Finance;

vii)

US Dollar denominated bond series issued on June 21, 2017 and due on June 21, 2047, for a principal amount of one billion five hundred forty-one million eight hundred thirty-one thousand US Dollars (US$ 1,541,831,000), pursuant to supreme decree No. 379 of 2017 issued by the Ministry of Finance;

viii)

US Dollar denominated bond series issued on February 6, 2018 and due on February 6, 2028, for a principal amount of two billion US Dollars (US$ 2,000,000,000), pursuant to supreme decree No. 2 of 2018 issued by the Ministry of Finance;

ix)

Peso, the national currency and legal tender in Chile (hereafter “Pesos” or “CLP”) denominated bond series issued on August 5, 2010 and due on August 5, 2020, for a principal amount of two hundred thousand seventy two billion two hundred thousand ninety-five million Pesos (CLP $272,295,000,000) pursuant to supreme decree N° 567.

Notwithstanding the above, the transactions herby authorised pursuant to this decree may not exceed the amount of one billion five hundred thousand million US Dollars (US$1,500,000,000) for purposes of debt margin as such is provided for in Article 3 of the Budget Law.

For purposes of calculating the US Dollar equivalent amount of the issuance of Euro denominated bonds, the Euro and US Dollar rate of exchange shall be the rate of exchange that is published by the Central Bank of Chile in the Official Gazette on the date of the publication of this decree in accordance with what is established by Article 44 of the first article of Law 18,840, the Constitutional Law of the Central Bank of Chile.

Once the issuance and Repurchase transactions contemplated herein are concluded, the Ministry of Finance shall remit the documentation providing for the details of such transactions to the General Comptroller of the Republic (Contraloría General de la República) so that it verifies the due compliance with the terms of the authorization granted herein.

In discharging their duties hereunder, any of the officials abovementioned, within their respective powers and functions, shall be authorized to enter into, deliver, execute and subscribe all of the actions, agreements and documents that may be necessary for the issuance, registration, placement, disposition and prepayment of the debt obligations, as well as to perform any other aspect required to carry out the external debt obligations and Repurchase that are hereby authorized, such as: placement agreements, pursuant to which financial institutions assume the obligation to place bonds and eventually acquire them; and the fiscal agency agreement or its modifications, indentures and other agency agreements that, among other things, may regulate these transactions. Likewise, such officials will be authorised to make applications to register before administrative bodies in other jurisdictions such as the Securities and Exchange Commission of the United States of America and/or stock exchanges, which include the issuing and placement of bonds to which this decree refers, and modifications of the bonds [to be issued under this decree] or already existing ones. In addition [such officials will be authorised to], establish and/or subscribe the documentation that may be required in international certification processes to support the [government’s] intention to spend an amount equivalent to the amount of bonds that are hereby authorised for issuance on projects aimed at advancing climate change adaptation and environmental protection, among others.

Article 2°. - The net proceeds to be obtained to carry out the Repurchase shall be used to discharge the obligations of the Service of Public Indebtedness Program line item 50-01-04-34 and, specifically, to the total or partial prepayment of the series of bonds listed in Article 1° of this decree. The balance of the net proceeds obtained in the transactions authorized herein shall be used to pay the recognition bonds referred to in Transitory Article 3 of Law Decree No. 3,500, 1980, in the [Chilean peso] equivalent of one billion US Dollars (US$1,000,000,000) and discharge the obligations of line item 50-01-03-30, Acquisition of Financial Assets.

Article 3°. - The characteristics and financial conditions of the bond or bonds issuances denominated in US Dollars, will be the following:

a)	Issuer: Republic of Chile;

b)	Currency and Denomination: Issued and denominated in Dollars USA;

c)	Date of Issue: Any date since the publication of this decree in the Official Gazette and until December 30, 2019;

d)	Form and Term of Placement: One or more placements during the year 2019;

e)	Price of Placement: The price of placement shall not be less than 90% of its par value and shall be payable in US Dollars;

f)	Amortization of Principal: The principal shall be paid in one instalment, for the total amount of the subscribed capital, payable at maturity;

g)	Maturity: Up to 40 years, from the Date of Issuance;

h)	Interest Rate: Not higher than 6% per annum;

i)

Payment of Interests: Semi-annually, at the end of each term from the Date of Issuance. Notwithstanding the above, it may be agreed that the first interest payment is made as late as the nine-month following the date of issuance of the bonds;

j)	Placement Commission: Up to a 0.1% over the total amount of the bonds subscribed, payable in US Dollars, amount that shall be deducted from the proceeds of the placement of the bonds;

k)

Other Expenses: According to Article 1° hereof, it may be possible to agree to the payment of other monetary obligations that are customary in this type of financial transactions such as penalty interest, remuneration for fiscal agency services, other commissions, payment of fees of rating agencies before administrative organs such as the Securities and Exchange Commission of the United Stated of America and/or the enlisting in stock exchange, classifications of bonds and country-risk; other fees and disbursements of expenses incurred in relation to this issuance of bonds;

l)

Other Terms and Conditions: Those that may be agreed upon in the fiscal agency agreement, indenture agreement, agency agreements or placement agreements that may be entered into in accordance with Article 1 of this decree;

Article 4°. - The characteristics and financial conditions of the bond or bonds issuances denominated in Euros, will be the following:

a)	Issuer: Republic of Chile;

b)	Currency and Denomination: Issued and denominated in Euros;

c)	Date of Issue: Any date since the publication of this decree in the Official Gazette and until December 30, 2019;

d)	Form and Term of Placement: One or more placements during the year 2019;

e)	Price of Placement: The price of placement shall not be less than 90% of its par value and shall be payable in Euros;

f)	Amortization of Principal: The principal shall be payable in one instalment, for the total amount of the subscribed capital, at maturity;

g)	Maturity: Up to 40 years, from the Date of Issuance;

h)	Interest Rate: Not higher to 6% per annum;

i)

Payment of Interest: Annually, at the end of each term from the Date of Issuance. Notwithstanding the above, it may be agreed that the first interest payment is made on a date other than the first anniversary of the Date of Issuance;

j)	Placement Commission: Up to a 0.1% over the total amount of the bonds subscribed, payable in Euros, amount that shall be deduced from the resources obtained in the placement of the bonds;

k)

Other Expenses: According to Article 1° of this decree, it may be possible to agree to the payment of other monetary obligations that are customary in this type of financial transactions such as penalty interest, remuneration for fiscal agency services, other commissions, payment of fees of rating agencies before administrative organs such as the Securities and Exchange Commission of the United Stated of America and/or the enlisting in stock exchange, classifications of bonds and country-risk; other fees and disbursements of expenses incurred in relation to this issuance of bonds;

l)

Other Terms and Conditions: Those that may be agreed upon in the fiscal agency agreement, indenture agreement, agency agreements or placement agreements that may be entered into in accordance with Article 1 hereof;

Article 5°. - The documents to be executed pursuant to the authorisation contained Article 1° hereof shall, in addition, be signed by the General Treasurer of the Republic and deposited with the General Comptroller of the Republic, as provided for in Articles 45 and 46 of Decree-Law No. 1,263 of 1975, or in the governing law of the relevant contracts.

In the event that the documents and agreements referred to in this decree must be granted or subscribed outside of Chile and the General Treasurer of the Republic does not attend, the l Consul General of Chile in New York is hereby authorised by virtue of Article 45, second paragraph, and Article 46, second paragraph, of Decree-Law No. 1.263, of 1975, to execute and deliver such documents and agreements on behalf of General Treasurer of the Republic and to authenticate [refrendar] them on behalf of the General Comptroller of the Republic.

Article 6°. - It is hereby authorised to have the bonds issued in dematerialised form without thereby seeing their legal nature and condition of securities altered or impaired, provided the observance of the relevant provisions of Article 47bis of Law Decree No. 1.263, of 1975 and the following rules, which will constitute the regulation required in paragraph first of such Article:

a)

The execution by the General Treasurer of the Republic and the authentication [refrendación] by the General Comptroller of the Republic, as required under Articles 45 and 46 of Law Decree No. 1.263, of 1975, shall be stamped in a replica or “simil” containing the bond terms and condition. Thereby, and for all legal purposes, all the bonds or securities comprised in the relevant series of that bond shall be deemed validly executed and authenticated and their terms and conditions shall be identical to the terms and conditions contained in such replica or “simil”.

b)

The designated fiscal agent in the respective fiscal agency agreement and its amendments, or another institution acting in a similar capacity in an indenture, shall be authorized to maintain, in accordance with applicable regulations, the registry of bondholders referred to in the final paragraph of Article 47bis of Law Decree No. 1,263, of 1975.

c)

The initial sale and subsequent transfers of the bonds, as well as the necessary means to enforce the rights arising therefrom, shall be carried out in accordance with the procedures agreed upon in the contracts and agreements referred to in Article 1 hereof.

Article 7°. - The General Treasurer of the Republic is hereby authorised to represent the Republic of Chile in the administration of the issuance of this long-term indebtedness, being especially authorized pursuant to this decree, without limitation, to carry out the following functions:

a)

Pay interest, compensations, commissions, fees and expenses that may occur in accordance with this decree, by virtue of No. 4, Article 2, of the Decree With Force of Law No. 1, of 1994, of the Ministry of Finance; which may be deducted from the resources obtained in the placement of the bonds authorised hereby, and

b)

Redeem the bonds on their stated maturity date, being authorized to execute special agreement for the early redemption of the bonds. In this case, the redemption may be carried out at any time, in all or part, pro rata, without bonus nor penalty.

The above shall be carried out by the General Treasurer of the Republic against funds that may be annually contemplated in the Service of Public Indebtedness Program from the Budget Item Public Treasure of the Law of Budgets of the corresponding year.

Article 8°. - The officials mentioned in Article 1 of this decree are hereby authorized, in accordance with the provisions of the Law Decree No. 2.349, from 1978, to enter into contracts, agreements and documents relating to debt transactions, total or partial prepayment of obligations undertaken for what is hereby agreed, as well as those contracts for the execution of such operations and for a period of one year from the date of [the publication of] this decree, accept the contractual stipulations providing for a foreign governing law and submission to the jurisdiction of foreign courts. Likewise, such stipulations may provide for the waiver of immunity of execution, designation of a foreign domicile and process agents.

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VI.	OFICIO ORDINARIO Nº 1164 DEL 12 DE JUNIO, 2019 DEL MINISTERIO DE HACIENDA DE LA REPUBLICA DE CHILE

ORD. N° 1164

ANT:

1)	Decreto Supremo N° 195, de 2019, del Ministerio de Hacienda

2)	Oficio N 7.945, de 18 de marzo de 2019, de la Contraloría General de la Republica.

MAT.: Designación de representante de la República de Chile en Nueva York, Estados Unidos de América, para efectos de emisión de deuda pública.

SANTIAGO, 12 JUNIO 2019

DE: FELIPE LARRAIN BASCUNAN MINISTRO DE HACIENDA

A: RAUL SANHUEZA CARVAJAL EMBAJADOR DIRECTOR GENERAL DE ASUNTOS CONSULARES, INMIGRACION Y DE CHILENOS EN EL EXTERIOR MINISTERIO DE RELACIONES EXTERIORES

Mediante el presente oficio ordinario, se informa a Ud. que, haciendo uso de la facultad establecida en el Artículo 32 de la Ley N2 21.125, el Fisco de la República de Chile, durante el año 2019, procederá a la emisión y colocación de valores representativos de deuda publica en los mercados externos.

Asimismo, cabe señalar que a través del Oficio N° 7.945, de 18 de marzo de 2019, el Contralor General de la Republica acepta proponer al Cónsul General de Chile en Nueva York para que, en su representación, refrende los documentos de deuda pública que se formulen a propósito de la emisión o reaperturas y colocación de bonos en los mercados externos durante el año 2019, así como en las operaciones de pago anticipado total o parcial de obligaciones contraídas en ejercicios anteriores que se realicen en el mercado externo.

Por su parte, mediante el Decreto Supremo N° 195, de 2019, de esta Secretaria de Estado, se ha autorizado al Cónsul General de Chile en Nueva York para celebrar, otorgar, ejecutar o suscribir todos los actos, contratos y documentos que sean necesarios para proceder a la emisi6n, registro, colocación, enajenación y pago anticipado de obligaciones de endeudamiento, así como para establecer cualquier otro aspecto requerido para llevar a cabo dichas operaciones.

Acorde con lo anterior, solicito a Ud., tenga a bien, instruir al señor Cónsul General de Chile en la ciudad de Nueva York, Estados Unidos de América, para refrendar los documentos de deuda pública que se formulen con ocasión de la emisión y colocación de bonos en los mercados externos durante el año 2019, así como también firmar los actos y contratos que sean necesarios para su emisión y colocación, y actuar como Agente de Proceso a nombre y en representación de la República de Chile.

Finalmente, informo a Ud. que, en las gestiones correspondientes a esta emisión, la Republica de Chile sera asesorada por la firma de abogados Cleary, Gottlieb, Steen & Hamilton. El señor Andrés de la Cruz (adelacruz@cgsh-arg.com) y el señor Ignacio Lagos (ilagos@cgsh.com) se encuentran disponibles para atender cualquier consulta en relación con esta materia.

Sin otro particular,

FELIPE LARRAIN BASCUNAN, MINISTRO DE HACIENDA

Free English Translation

OFICIO ORDINARIO No. 1164 DATED JUNE 12, 2019 OF THE MINISTER OF FINANCE OF THE REPUBLIC OF CHILE

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From: Felipe Larraín Bascuñan (Minister of Finance)

To: Raúl Sanhueza Carvajal (Ambassador, General Director of Consular Matters, Immigration and Chileans outside of Chile) – Ministry of International Relations

Through the present Oficio Ordinario, we inform you that during 2019, by making use of the authority established in Article 2 of Law No. 21,125, the Chilean Treasury will proceed to issue and place securities representing public debt in the external market.

Similarly, it should be noted that, through Official Letter No. 7,945 of March 18, 2019, the Comptroller General of the Republic accepts to propose the Consul General of Chile in New York that, in his representation, he endorses the public debt documents that are formulated for the purpose of the issue or reopening and placement of bonds in foreign markets during 2019, as well as in the operations of total or partial advance payment of the obligations undertaken in previous years that are carried out in the foreign market.

Supreme Decree No.195 of 2019 by this Secretariat of State has authorised the Consul General of Chile in New York to enter into, grant, execute or subscribe all acts, contracts and documents necessary to proceed with the issuance, registration, placement, disposal and advance payment of debt obligations, as well as to establish any other aspect required to carry out such transactions.

In accordance with the abovementioned, I request you to, please, instruct the Consul General of Chile in the city of New York, United States of America, to endorse the public debt documents that are formulated on the occasion of the issuance and placement of bonds in foreign markets during the year 2019, as well as to sign the acts and contracts that are necessary for their issuance and placement, and act as Process Agent on behalf and in representation of the Republic of Chile.

Finally, I would like to inform you that, in the management of this issue, the Republic of Chile will be advised by the firm Cleary Gottlieb Steen & Hamilton. Mr Andrés de la Cruz (adelacruz@gsh-arg.com) and Mr. Ignacio Lagos (ilagos@gsh.com), which are available to assist with any enquiry in relation to this matter.

Without any further comment, kindest regards,

FELIPE LARRAÍN BASCUÑAN

MINISTER OF FINANCE

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